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                                                                   EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apartment Investment and Management Company for the registration of 500,000 shares of Class A Common Stock in connection with the Apartment Investment and Management Company 401(k) Retirement Plan of our report dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                         /s/   ERNST & YOUNG LLP

Dallas, Texas
June 18, 1998